ARTHUR ANDERSEN LLP

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this current report on Form 8-K of our report dated July 10, 2000 covering the financial statements of FWC Inc. and Chapter Two, Inc. and to the incorporation of this report into the Company's previously filed Registration Statements filed on Form S-3 (File Nos. 33-71230, 333-28659 and 333-78161) and Form S-8 (File
Nos. 33-43612, 333-78155 and 333-89931). It should be noted that we have not audited any financial statements of FWC Inc. and Chapter Two, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.


                                        /s/  Arthur Andersen LLP


Phoenix, Arizona
July 24, 2000